Exhibit 99.1

FOR IMMEDIATE RELEASE

Navidea Biopharmaceuticals Signs Manufacturing and

Supply Agreement with Nordion

– Nordion to Produce and Distribute Supplies of 123I-labeled Drug Product NAV5001 for Late-Phase Clinical Trials –

DUBLIN, OHIO – May 15, 2013 – Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on precision diagnostic radiopharmaceuticals, today announced that it has entered into an agreement with Nordion (Canada) Inc.to produce and supply 123I-labeled NAV5001 for Navidea’s late-phase clinical trials.

The agreement focuses on Nordion’s cGMP manufacturing and supply of NAV5001 clinical trial material to be produced at Nordion’s Vancouver, British Columbia, facility. Accordingly, Nordion will radiolabel Navidea’s precursor drug product with Iodine-123 to form [123I]NAV5001, manage the logistics and make arrangements for shipment of NAV5001 to third-party clinical trial sites on behalf of Navidea. The agreement may serve as a predecessor to a commercial supply arrangement in the future.

"This manufacturing and supply agreement with Nordion moves us closer to commencing our critical NAV5001 clinical programs in the differential diagnosis of Parkinsonian Syndromes and Dementia with Lewy Bodies,” stated Thomas Tulip, PhD, Navidea’s President and Chief Business Officer. “Nordion has extensive expertise in high quality production of 123I radiopharmaceuticals and a world class distribution system to reliably manage logistics to ensure that radiolabeled NAV5001 reaches clinical trial site destinations according to rigorous standards.”

"We are proud that Navidea has chosen Nordion manufacturing and distribution services for one of its important neurological radiopharmaceuticals,” said Tom Burnett, General Manager, Medical Isotopes, Nordion. “We offer a strong base of technical expertise, production and distribution services that we expect will enable Navidea to efficiently provide their investigational product candidate to doctors and medical centers involved in NAV5001 clinical trials throughout North America.”

About NAV5001

Iodine-123 labeled NAV5001 is a patented, novel, small molecule radiopharmaceutical used with single photon emission computed tomography (SPECT) imaging to identify the status of specific regions in the brains of patients suspected of having Parkinson’s disease. The agent binds to the dopamine transporter (DAT) on the cell surface of dopaminergic neurons in the striatum and substantia nigra regions of the brain. Loss of these neurons is a widely recognized hallmark of Parkinson’s disease and other forms of Parkinsonism.

NAV5001 has been administered to more than 600 subjects in multi-phase clinical trials to date. Results from these clinical trials have demonstrated that NAV5001 has high affinity for DAT and rapid kinetics which enable the generation of clean diagnostic images quickly, beginning within approximately 20 minutes after injection. In addition to its potential use as an aid in the differential diagnosis of Parkinsonian syndromes and movement disorders, NAV5001 may also be useful in the diagnosis of DLB, which after Alzheimer’s disease, is one of the most common forms of dementia.

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About Nordion Inc.

Nordion Inc. (TSX: NDN) (NYSE: NDZ) is a global health science company that provides market-leading products used for the prevention, diagnosis and treatment of disease. We are a leading provider of targeted therapies, sterilization technologies, and medical isotopes that benefit the lives of millions of people in more than 60 countries around the world. Our products are used daily by pharmaceutical and biotechnology companies, medical-device manufacturers, hospitals, clinics and research laboratories. Nordion has approximately 500 highly skilled employees worldwide. Find out more at www.nordion.com and follow us at http://twitter.com/NordionInc.

About Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is actively developing four radiopharmaceutical agent platforms – Lymphoseek®, NAV4694, NAV5001 and RIGScanTM – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact: Navidea Biopharmaceuticals – Brent Larson, CFO – (614) 822-2330

 Investor Relations – Stern Investor Relations, Inc. — Beth DelGiacco – (212) 362-1200

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